EX-99.77Q1 OTHER EXHB

THE MEXICO EQUITY AND INCOME FUND, INC.
CERTIFICATE OF CORRECTION

             (Under Section 4A-205 of the Maryland General Corporation Law)

To the State Department
of Assessments and Taxation
State of Maryland

            FIRST: The name of the corporation (the "Corporation") is The Mexico
Equity and Income Fund, Inc.

SECOND: The document to be corrected is the Articles Supplementary.

THIRD: The Articles Supplementary was filed on November 9, 2005.

FOURTH: The provision in the document, Article FOURTH (a)(iii), as filed is as follows:

      "(iii) LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of preferred stock shall be entitled to receive preferential liquidating distribution of the original price per share of preferred stock, before any distribution of assets is made to the holders of the common stock. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock shall not be entitled to any further participation in any distribution of assets by the Corporation."

FIFTH: The provision in the document, Article FOURTH (a) (iii), as corrected is as follows:

       "(iii) LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of preferred stock shall be entitled to receive preferential liquidating distribution of the then-current net asset value per share of preferred stock before any distribution of assets is made to the holders of the common stock. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock shall not be entitled to any further participation in any distribution of assets by the Corporation."

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its President and attested to by its Secretary on this 2nd day of December, 2005.

ATTEST: The Mexico Income and Equity Fund, Inc.

/s/ Francisco Lopez
Secretary

/s/ Maria Eugenia Pichardo
President